Exhibit 99.4

FORM OF VOTING AND SUPPORT AGREEMENT

[ • ], 2022

HBT Financial, Inc.

401 N. Hershey Road

Bloomington, IL 61704

Ladies and Gentlemen:

The undersigned, being a stockholder of Town and Country Financial Corporation, a Delaware corporation (the “Company”), hereby acknowledges that the Company, HBT Financial, Inc., a Delaware corporation (“Parent”), and HB-TC MERGER, INC., a Delaware corporation (“Merger Sub”), are concurrently entering into an Agreement and Plan of Merger, to be dated as of an even date herewith (as amended or modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), and subsequently, the Company will be merged with and into Parent. A draft copy of the Merger Agreement has been provided to the undersigned. Capitalized terms used but not defined herein are to be deemed to have the meanings assigned to them in the Merger Agreement. If this agreement is being provided on behalf of a trust, the term “undersigned” shall include both the trust and the trustee.

The undersigned further acknowledges that the undersigned will benefit directly and substantially from the consummation of the Merger. As an inducement to and condition of Parent’s willingness to enter into the Merger Agreement, the undersigned hereby agrees, represents and warrants as follows:

1.            Owned Shares. The undersigned owns (of record or beneficially) and has the full power and authority to vote or cause the voting of the number of shares of Company Voting Common Stock set forth on the signature page hereof (the “Owned Shares”). For all purposes of this agreement, other than Section 3, the Owned Shares will include any shares of Company Voting Common Stock as to which the undersigned acquires beneficial ownership after the date hereof.

2.            Agreement to Vote Owned Shares. The undersigned agrees that at the Company Stockholders’ Meeting or any other meeting or action of the stockholders of the Company, including a written consent solicitation, the undersigned will (a) vote or cause the voting of all the Owned Shares (or otherwise provide a proxy or consent) owned beneficially or of record by the undersigned as of the applicable record date, in favor of, and will otherwise support approval, and will not initiate any proxy solicitation or undertake any other efforts not to support approval, of the Merger Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the transactions contemplated by the Merger Agreement (the “Company Stockholder Matters”), and (b) not vote the Owned Shares (or otherwise provide a proxy or consent) in favor of, or otherwise support approval of any Acquisition Proposal or any action that is intended to, or could reasonably be expected to, materially impede, interfere with, delay or otherwise materially and adversely affect the Merger or the transactions contemplated by the Merger Agreement. Notwithstanding anything to the contrary herein, the parties acknowledge that this letter agreement is entered into by the undersigned solely in his or her capacity as legal title and beneficial holder of the Owned Shares and that nothing in this letter agreement shall prevent any person from discharging his or her fiduciary duties as a member of the Company Board or as an officer of the Company.

3.             Transfer of Owned Shares and Subject Parent Common Stock.

(a)            Prior to the Effective Time, the undersigned agrees that the undersigned will not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned) (1) directly or indirectly, sell, hypothecate, gift, bequeath, transfer, assign, pledge (except for the renewals of any existing lines of credit to which any Owned Shares are pledged) or in any way whatsoever otherwise encumber or dispose of (whether for or without consideration, whether voluntarily or involuntarily or by operation of law), or enter into any contract, option, commitment, derivative or other arrangement or understanding with respect to any of the foregoing (each, a “Transfer”) of, any of the Owned Shares, or (2) take any action or omit to take any action which would prohibit, prevent or preclude the undersigned from performing its obligations under this letter agreement. Parent acknowledges that the undersigned may Transfer any or all of the Owned Shares for estate planning purposes so long as the proposed transferee executes and delivers an agreement that pursuant to which such proposed transferee agrees to comply with the requirements of this letter agreement and the undersigned provides prior written notice to Parent of any such proposed Transfer.

(b)            Except as permitted in Section 3(a), from the date hereof until the sixtieth (60th) day following the Closing Date, the undersigned agrees that the undersigned and its Affiliates will not, without the prior written consent of Parent, directly or indirectly, Transfer any Owned Shares or any share of common stock, $0.01 par value per share, of Parent (“Parent Common Stock”) received by the undersigned or its Affiliates in connection with the Merger or otherwise owned by the undersigned or its Affiliates.

(c)            [APPLICABLE FOR KIRSCHNER STOCKHOLDERS AND BARTLETT STOCKHOLDERS] Notwithstanding anything to the contrary herein, including Section 3(d), during the three hundred and sixty (360) day period following the Closing Date, the undersigned agrees that the undersigned and its Affiliates will not, directly or indirectly, without the prior written consent of Parent, Transfer more than ten percent (10%) of the shares of Parent Common Stock received by the undersigned or its Affiliates in connection with the Merger or otherwise owned by the undersigned or its Affiliates (the “Subject Parent Common Stock”).

(d)            [APPLICABLE FOR KIRSCHNER STOCKHOLDERS AND BARTLETT STOCKHOLDERS] The undersigned agrees that the undersigned and its Affiliates will not, during the three hundred and sixty (360) day period following the Closing Date, directly or indirectly, without the prior written consent of Parent, Transfer any shares of Subject Parent Common Stock, except as follows:

(1)            in brokerage transactions on any given day in an amount less than or equal to twenty percent (20%) of the average daily trading volume, as reported on the Nasdaq Global Select Market, of Parent Common Stock for the 20-trading day period immediately preceding the date of such Transfer; or

(2)            through a block trade; provided, however, that before effecting such a block trade, the undersigned has provided at least seventy-two (72) hours prior written notice of such proposed block trade to Parent.

(e)            The restrictions set forth in Sections 3(b), 3(c) and 3(d) shall not apply to (i) Transfers of Parent Common Stock to any wholly owned Subsidiary or controlled Affiliate of the undersigned; provided, that the undersigned and the proposed transferee comply with the other requirements set forth in this agreement and the undersigned provides prior written notice to Parent of any such proposed Transfer; provided, further, that in the event that any such transferee ceases to be a wholly owned Subsidiary or controlled Affiliate of the undersigned, then such transferee shall immediately Transfer its Parent Common Stock to the undersigned or another wholly owned Subsidiary or controlled Affiliate of the undersigned, or (ii) Transfer required under the organizational documents of the undersigned.

(f)           (f)            [APPLICABLE FOR THE NOBLE FOUNDATION ONLY] The restrictions set forth in Sections 3(a), 3(b), 3(c) and 3(d) shall not apply to the undersigned in connection with any transfers made by it that is required under, or reasonably necessary to avoid any Tax under, applicable Tax law, including applicable IRS guidelines.

4.            Further Assurances. The undersigned, solely in his, her or its capacity as a stockholder of the Company, will take all reasonable actions and make all reasonable efforts, and will execute and deliver all such further documents, certificates and instruments, in order to consummate the transactions contemplated hereby and by the Merger Agreement, including, without limitation, the agreement of the undersigned to vote the Owned Shares in accordance with Section 2 hereof. The undersigned acknowledges and agrees that in the event that the Company Board submits any of the Company Stockholder Matters to its stockholders without recommendation, or withdraws its recommendation in accordance with Section 5.9 of the Merger Agreement, all obligations in this agreement, including the agreement of the undersigned to vote the Owned Shares in accordance with the first sentence of Section 2 hereof, shall remain in full force and effect.

5.            No Solicitation. The undersigned, solely in his, her or its capacity as a stockholder of the Company, agrees that the undersigned shall not, and shall direct the undersigned’s, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the undersigned) not to, knowingly initiate, maintain, solicit or encourage, directly or indirectly, any inquiries or the making of any Acquisition Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal.

6.            [APPLICABLE FOR KIRSCHNER STOCKHOLDERS AND BARTLETT STOCKHOLDERS] Standstill.

(a)            Subject to Section 6(b), during the Standstill Period, without the prior written consent of Parent, the undersigned shall not, and shall not permit its Affiliates to: (1) acquire, offer or propose to acquire, or agree or seek to acquire, or solicit the acquisition of, by purchase or otherwise, any equity securities of Parent; (2) form, join or in any way participate in, or enter into any agreement, arrangement or understanding with, a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder) with respect to any equity or equity-linked or voting securities of Parent; (3) commence any tender or exchange offer for any equity securities of Parent or Rights as to any securities of Parent (other than pursuant to any stock split or stock dividend or similar corporate action affecting all stockholders on a pro rata basis); (4) enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into, or otherwise be involved in or part of, any acquisition transaction, merger or other business combination relating to all or part of Parent or its Significant Subsidiaries or any acquisition transaction for all or part of the assets of Parent or its Significant Subsidiaries or any of their respective businesses or any recapitalization, restructuring, change in control or similar extraordinary transaction involving Parent or its Significant Subsidiaries; (5) call or seek to call a meeting of the stockholders of Parent or initiate any stockholder proposal for action by stockholders of Parent; (6) enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing activities; (7) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing; (8) request that Parent amend, waive or otherwise consent to any action inconsistent with any provision of this Section 6; (9) nominate, seek to nominate or propose any person for election to the Board of Directors of Parent; (10) seek to amend the Amended and Restated Certificate of Incorporation of Parent or the Restated By Laws of Parent; (11) publicly disclose through its authorized representatives any intention, plan or arrangement inconsistent with any of the foregoing; or (12) expressly take any initiative with respect to Parent which could require Parent to make a public announcement regarding (A) such initiative or (B) any of the foregoing activities.

(b)            Notwithstanding Section 6(a), the parties agree that Section 6(a) shall not prevent or limit the undersigned or any of its Affiliates from engaging in any activities on behalf of clients in connection with brokerage, custodial, discretionary and other money and asset management, mutual and other similar fund or research businesses, activities and services in the ordinary course of its business; provided, that the purpose of the undersigned or its Affiliates is not to avoid the provisions of Section 6.

(c)            For purposes of this Section 6, “Standstill Period” shall mean the period commencing on the Closing Date and terminating on the first day on which the outstanding shares of Parent Common Stock beneficially owned by the undersigned and all of its Affiliates then held is less than twenty percent (20%) of the number of outstanding shares of Parent Common Stock that were beneficially owned by the undersigned and all of its Affiliates at the Effective Time.

7.            Waiver of Certain Rights and Claims. To the extent applicable, effective as of the Effective Time, the undersigned irrevocably agrees to waive and does hereby waive (1) any and all rights to which the undersigned has been, is or may be entitled under any Company stockholder agreement, as applicable; (2) any and all claims (whether at law, at equity, through arbitration or otherwise) against the Company, Parent, the Surviving Corporation and their respective Affiliates and each of their respective officers, employees and directors to the extent relating to, in connection with or arising from any Company stockholder agreement, as applicable; and (3) any and all claims arising prior to or as of the Effective Time as a result of the undersigned’s ownership of the Owned Shares (whether at law, at equity, through arbitration or otherwise) against the Company and entities that are its Affiliates prior to the Effective Time and each of their respective officers, employees and directors (and against Parent and the Surviving Corporation and their respective Affiliates, as applicable, each as successors to the Company or any entity that is any Affiliate of the Company prior to the Effective Time), including without limitation claims relating to, in connection with or arising from the Merger Agreement or the Merger, the due authorization and execution and fairness (to the undersigned or otherwise) of the Merger Agreement or the Merger and the other transactions contemplated by the Merger Agreement, other than the right to receive dividends declared prior to the Effective Time and the consideration provided for in the Merger Agreement upon consummation of the Merger. To avoid doubt, the waiver contained in this Section 7 shall be absolute and perpetual effective as of the Effective Time unless and until such time as this agreement is terminated pursuant to Section 10 below.

8.            No Economic Benefit. Nothing contained in this agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any of the Owned Shares. All rights, ownership and economic benefits of and relating to the Owned Shares shall remain and belong to the applicable stockholder and Parent shall have no power or authority to direct any stockholder in the voting of any of the Owned Shares or the performance by any stockholder of its duties or responsibilities as a stockholder of the Company, except as otherwise provided herein. For the avoidance of doubt, this is a voting and support agreement only, and is not to be interpreted as a written consent to the Merger or as granting Parent a proxy to vote the Owned Shares subject to this agreement.

9.            Directors’ Duties. The parties hereto acknowledge that the stockholder is entering into this agreement solely in his or her or its capacity as a stockholder of the Company and, notwithstanding anything to the contrary in this agreement, nothing in this agreement is intended or shall be construed to require any stockholder, in his or her capacity as a director and/or officer of the Company and/or Town and Country Bank, as applicable, to act or fail to act in accordance with his or her fiduciary duties in such director and/or officer capacity. Furthermore, stockholder does not make any agreement or understanding herein in his or her capacity as a director and/or officer of the Company and/or Town and Country Bank. For the avoidance of doubt, nothing in this Section shall in any way limit, modify or abrogate any of the obligations of the stockholder hereunder to vote the shares owned by him or her in accordance with the terms of the agreement and not to transfer any shares except as permitted by this Agreement.

10.          Specific Performance. The undersigned agrees that irreparable damage would occur in the event that any of the provisions of this agreement were not performed by the undersigned in accordance with their specific terms or were otherwise breached. Accordingly, the undersigned agrees that Parent will be entitled to an injunction or injunctions to prevent breaches hereof by the undersigned and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent is entitled at law or in equity, and that the undersigned waives the posting of any bond or security in connection with any proceeding related thereto.

11.            Termination of this Agreement. This agreement will terminate automatically upon the termination of the Merger Agreement by either or both of the Company or Parent pursuant to Section 10 of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination will not relieve any party from liability for any willful breach of this agreement prior to such termination.

12.            Certain Representations and Warranties. The undersigned hereby represents and warrants to Parent that the undersigned has the right, power and authority to execute and deliver this agreement; such execution and delivery, and the performance by the undersigned of each of its obligations under this agreement, does not and will not violate, result in a breach of, or require any consent, approval, or notice under, any trust instrument, organizational document, contract or agreement of any type or Law; and this agreement has been duly executed and delivered by the undersigned and constitutes a legal, valid and binding agreement of the undersigned, enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws or equitable principles or doctrines).

13.            Appraisal Rights. The undersigned hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the transactions contemplated by the Merger Agreement that he, she or it may have with respect to the Owned Shares under applicable Law.

14.            Governing Law. This agreement is governed by, and will be interpreted in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within that State.

15.            Counterparts. This agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

16.            Severability. Each provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more provisions contained in this agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, (a) all other provisions of this agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transaction contemplated hereby is not affected in a manner materially adverse to any party and (b) the parties shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.

*      *      *

The undersigned has executed and delivered this agreement as of the day and year first above written.

Very truly yours,

Name:
Title:

Number of Shares of Company Voting Common

Stock:

ACCEPTED AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN:

HBT FINANCIAL, INC.

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]